Exhibit 99.2

To our Stockholders:

         First and foremost I want to thank each of you for you continued support over the past years. This has been a formidable undertaking. As a pre-clinical micro-cap biotechnology company, our financial, personnel and facilities resources have been very limited - since inception. Over the past five years, however, we have made significant progress in terms of confirming our premise -Treatment of the following diseases with antibodies to interferon-gamma will be effective:

o        Multiple sclerosis - 400,000* (patent issued)

o        Rheumatoid arthritis - 3 million* (patent issued)

o        Corneal transplant rejection (patent issued)

o        Uveitis (patent issued)

o        Psoriasis - 7 million*  (patent pending)

o        Psoriatic arthritis - 450,000* (patent issued)

o        Vitiligo - 3 - 6 million* (patent pending)

o        Alopecia areata - 4 million* (patent pending)

o        Acne vulgaris- 7 million* (patent pending)

o        Type 2 Herpes (Genital Herpes) - 67* million  (patent pending)

o        Type I diabetes - 2 million* (patent pending)


                                                              * Prevalence in US

We are also encouraged by recent publicly disclosed collaborative relationships targeting the use of antibodies to interferon-gamma to treat certain autoimmune diseases. The following have been reported:

1. September 12, 2005 - "Protein Design Labs (PDL) Announces Successful Closing of Global Alliance With Biogen Idec to Develop and Commercialize Three Phase II Antibody Products." One of those antibodies, HuZAFTM (fontolizumab), an antibody to interferon-gamma, has been developed and is owned by Protein Design Labs. Also as reported on August 2, 2005 in the "PDL and Biogen Idec Alliance Conference Call" in which the parties discussed the development, manufacturing and commercialization of three Phase II antibody products, it was stated that HuZaf is entering a clinical trial to treat rheumatoid arthritis. During the call it was specifically noted that with respect to targeting interferon-gamma, "it's hard to identify, in autoimmune diseases, where infiltrating T-cells are not associated with up regulation of gamma- interferon or local secretion of gamma interferon.......This is a targeted molecule for which there is strong evidence of relevance across a spectrum of human autoimmune disease."

2. May 17, 2005 - "Serono and NovImmune to Collaborate in Development of Two Novel Treatments for Autoimmune Diseases." "Serono and NovImmune have signed an exclusive agreement under which NovImmune has granted Serono exclusive worldwide rights to develop and commercialize two of NovImmune's fully human monoclonal antibodies, NI-0401 and NI-0501, which may have therapeutic potential in a broad range of autoimmune diseases. NI-0501 targets interferon-gamma, a key cytokine involved in the regulation of immune and inflammatory responses."

Patent Estate

         As a result of our investigational human clinical trials the Company now has 7 U.S issued patents and 36 pending patent applications. As an example, U.S. patent # 6,333,032 provides the Company rights that can be asserted against third-parties for a method of treating an autoimmune disease in a human patient, comprising administering of an antibody to interferon-gamma in an amount effective to neutralize or reduce fluid activity levels of interferon-gamma in the patient, thereby treating these autoimmune conditions by alleviating clinical manifestations of the following diseases:

                o Rheumatoid arthritis
                o Juvenile rheumatoid arthritis
                o Psoriatic arthritis
                o Multiple sclerosis
                   (as monotherapy or in combination with beta-interferon)
                o Ankylosing spondylitis

Investigational Human Clinical Studies

         We continued to establish proof-of-concept in investigational clinical trials using antibodies to interferon-gamma in other diseases. Earlier this year we reported the following:

1. Patients with severe, chronic recurring herpes simplex type 1 (a herpes virus that causes cold sores and fever blisters mostly around the mouth) unresponsive to standard treatment were treated topically with antibodies to interferon-gamma. The patients noted rapid reduction of the burning and pain around the lesions. After 2 days, scabs formed which quickly faded by the 5th day. We are very encouraged with the results which warrant further study. The reason we investigated this disease is because it appears that interferon-gamma may be implicated, and because the scientific literature indicates that Th-1 mediated cells, cells that cause inflammation, have been found in the lesions.

2. Patients with recurrent herpes simplex virus type 2 (HSV-2) genital lesions were treated topically for several days with our investigational antibodies to interferon-gamma. Our principal investigators reported that itching and pain were relieved within hours of the application of the antibody, and the eroded area of the skin epithelialized within 3-4 days.

These viruses induce interferon-gamma, which, in turn, increases release of the virus.

AIDS FDA Clinical Trial (Patents issued - and pending applications)

         As previously reported we launched a Phase I FDA-approved clinical trial to initially treat antiretroviral drug-resistant AIDS patients with an inhibitor to Tumor Necrosis Factor-alpha. This study is intended to test the safety and possibly show a clinical effect of this inhibitor aimed at helping restore normal immune system function in AIDS patients with advanced disease. While recruitment has been our most challenging issue, we now report that the preliminary data from our first patient is quite remarkable.

         A 45 year old HIV American female who had been refractory to standard antiretroviral therapy was enrolled into the study. Evidence of Tuberculosis was carefully screened out by history, delayed skin reactivity (PPD) and chest x-ray. The initial workup revealed an HIV+ subject with baseline viral load of 12,400 RNA copies/mL, absolute CD4 count of 236 and TNF-alpha levels of 4.5 pg/ml. The subject received 50mg/week injection of an inhibitor over a 40 week period and the following results were obtained: viral load decreased to less than 400 RNA copies/ml, absolute CD4 count increased to 506 and serum TNF-alpha levels increased with an undulating pattern reaching maximal levels of 1020 pg/ml but then falling to less than 400 pg/ml. The encouraging results of this preliminary study suggest that anti-TNF alpha may be a useful form of adjunctive immune based therapy in the treatment of drug-resistant HIV-infected patients who have failed to respond to standard antiretroviral therapy and who have no other treatment options. We have recently enrolled our second patient and will continue our enrollment efforts.

         The purpose of this study is:

     o To confirm our view that AIDS has an autoimmune component and that AIDS is the "ultimate" autoimmune disease.

     o To establish that we may have a significant effect in controlling this disease by blocking the pathological elements at the source of the immune system breakdown.

The results may pave the way for new therapies for treating AIDS, particularly in those patients who are now unresponsive to antiretroviral drugs. A complex cellular relationship referred to as the cytokine "network" or "cascade" is responsible for helping the immune system communicate and direct responses against viruses, bacteria, fungi and tumors. HIV appears to disrupt the normal balance of this network. Restoring the functioning of this network may improve the ability of a patient's immune system to fight the AIDS virus.

Business Development

         We have been in discussions with several biotechnology companies for purposes of establishing licensing agreements. The purposes of such discussions are to out-license specific patents owned by the Company and to negotiate in-license opportunities. We have engaged Mr. Paul Hopper, our Director of Business Development and Mr. Keith Gregg of Biopharm, LLC to assist us in this effort.

         In addition, we are in discussions regarding the in-licensing of a therapeutic vaccine from one of the Country's foremost cancer research centers for the treatment of small cell lung cancer. Upon in-licensing of this vaccine, which is subject to our obtaining financing, a Phase II clinical trial would commence sometime during 2006.

Financing

         We have recently engaged the services of a well-respected investment bank for our next round of financing.

         Given the Company's continued need for financing we are extending an offer to our existing shareholders to participate in our upcoming financing. If you have interest, please let us know by calling the number above or sending an email to ed@advancedbiotherapy.com. Further, we are willing to share more specific confidential information to those who are willing to sign a non-disclosure agreement. The signing of such an agreement, however, would prohibit the signing party from trading in the stock of the Company until such confidential information is publicly disclosed.

Business and Scientific Plan

                  As previously reported, The Company's efforts are focused on the following:

          1. Continued research and development and enhancement of our patent estate,

          2.   Seeking both in-Licensing and out-licensing agreements,

          3. Completion of our FDA approved Phase I clinical trial at Georgetown University Medical Center,

          4. Initiation of US clinical trials in a selected autoimmune skin disease. The Company has decided not to proceed with studies in corneal transplant rejection,

          5.   Evaluation of possible merger, acquisition or sale candidates,

          6.   Evaluation of appropriate financing opportunities,

          7.   Increasing shareholder value.



Shareholders Meeting

         While we normally hold the shareholders meeting in December we now intend to hold the meeting sometime during the first quarter of 2006 as we marshal our current resources.

Conclusion

         Given the high risk associated with investing in biotechnology, and in particular the risk associated with pre-clinical micro-cap companies such as ours, we fully intend to move forward with all of our energies and personal determination to realize our collective passion - The development of effective treatments for those who suffer form these insidious diseases.

Although the images below are in black and white for this letter, they serve as a daily reminder of why our team is single-minded in this effort - As previously reported:

 :
                         Investigational Clinical Study
                               Psoriasis Vulgaris

                    Cohort - 7 patients: age 11 to 15 years,
                         Disease duration - 1 to 5 years

Results after 1 week of treatment:

          o Day 6 to 10 after start of treatment: Marked decrease in papular infiltration of the periphery of the psoriatic plaques

          o    Weeks 2 to 3 after treatment: Complete clearing of skin

          o Remission after one week of treatment: Maintained an average of 6 months before need for further antibody treatment


                  [GRAPHIC OMITTED]           [GRAPHIC OMITTED]

                      [CAPTION]                   [CAPTION]

11 year old patient body covered in       In clinical remission-14 days after
psoriatic lesions                         treatment











Warmest regards,

ADVANCED BIOTHERAPY, INC.

/s/ Edmond Buccellato
-----------------------------------------
Edmond Buccellato
CEO and Chairman of the Board of Directors

Forward-Looking Statements

This letter to the Company's stockholders dated November 15, 2005 contains forward-looking statements regarding our patents and business operations. These statements are based upon the Company's current beliefs and expectations. They are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. The Company operates in a rapidly changing environment that involves a number of risks, many of which are beyond the Company's control. We caution you that our performance and results could differ materially from what is expressed, implied, or forecast by our forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. For more detailed information on the risks associated with the Company's patents and business operations, see the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, and the Company's subsequent quarterly reports, and other filings. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.